                                                                      EXHIBIT 10

                                   AGREEMENT

          AGREEMENT, dated as of April 24, 2000 (this "Agreement"), among FMC Corporation, a Delaware corporation ("FMC"), Key Technology, Inc., an Oregon corporation ("Key"), KTC Acquisition Corp., an Oregon corporation and a wholly owned subsidiary of Key ("Sub"), and Advanced Machine Vision Corporation, a California corporation ("AMVC").

                                    RECITALS

          WHEREAS, Key, Sub and AMVC have entered into an Agreement and Plan of Merger, made as of February 15, 2000, as amended as of February 25, 2000 (the "Merger Agreement");

          WHEREAS, FMC owns all of AMVC's Series B Preferred Stock, 119,106 shares of which are issued and outstanding (the "Company Series B Preferred Stock"), owns an Option dated October 14, 1998 for the purchase of AMVC's Class A Common Stock, has a right to designate a director on the AMVC board and has rights under the Series B Purchase Agreement, the Registration Rights Agreement and the Representative Agreement, in each case dated as of October 14, 1998;

          WHEREAS, it is a condition to the obligations of the parties under the Merger Agreement that the holder of the Company Series B Preferred Stock shall have voted in favor of the Merger Agreement; and

          WHEREAS, in order to, among other things, induce FMC to vote in favor of the Merger Agreement and to relinquish its option and other valuable rights, Key, Sub and AMVC have agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth herein, the parties agree as follows:

          1. Merger Agreement. (a) Key, Sub and AMVC hereby agree that, effective with the execution and delivery of this Agreement, Sections 2.5 and
2.6 of the Merger Agreement are amended and restated to read as follows:

          "2.5 Conversion and Exchange of Shares. The manner and basis of converting at the Effective Time Company Common Stock into cash and shares of Parent's Series B Convertible Preferred Stock, $10.00 par value, having the rights and preferences set forth in the attached Exhibit 2.5A (the "Series B Preferred") with the attached redeemable Warrant to purchase shares of Parent's Common Stock in the form attached as Exhibit 2.5B, the exchange of certificates therefor, the manner and basis of converting the Company Series B Preferred Stock into Parent's Series C Convertible Preferred Stock, $20.00 par value, having the rights and preferences set forth in the attached Exhibit 2.5C (the "Series C Preferred") with the attached redeemable Warrant to purchase shares of

     Parent's Common Stock in the form attached as Exhibit 2.5B and the manner and basis of converting Company Options outstanding at the Effective Time shall be as set forth herein.

          (a)  Conversion of Shares.

          (i) (A) Each share of Company Common Stock (both Class A and Class B) issued and outstanding immediately prior to the Effective Time (except Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.00 in cash and one-tenth of a share of Series B Preferred, with each share of Series B Preferred to be accompanied by a Warrant, redeemable at any time by the holder for $2.50 in cash and exercisable at any time to purchase .25 of a share of Parent's Common Stock at a price of $15.00 per share (such Series B Preferred shares and attached Warrants to be issued for each share of Company Common Stock constituting the "AMVC Common Conversion Ratio").

          (B) Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the CCL.

          (ii) Each share of the Company Series B Preferred Stock outstanding at the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of Series C Preferred, with each share of Series C Preferred to be accompanied by a Warrant, redeemable at any time by the holder for $2.50 in cash and exercisable at any time to purchase .25 of a share of Parent's Common Stock at a price of $15.00 per share (such Series C Preferred shares and attached Warrants to be issued for each share of Company Series B Preferred Stock constituting the "Series B Conversion Ratio" and, together with the AMVC Conversion Ratio, the "Conversion Ratios").

          (iii) Each share of Sub Common Stock issued and outstanding as of the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, the sole stockholder of Sub, be converted into one share of legally and validly issued, fully paid and nonassessable Common Stock, without par value, of the Surviving Corporation. The stock certificate of Sub evidencing ownership of Sub Common Stock shall by virtue of the Merger evidence ownership of Common Stock of the Surviving Corporation.

          (iv) In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution payable in Parent Common Stock with respect to shares of Parent Common Stock (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Agreement and the Effective Time, then the Conversion Ratios will be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend or other distribution.

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

          2.6 Exchange of Certificates; Payment. Series B Preferred and attached Warrants into which Company Common Stock shall be converted pursuant to the Merger and Series C Preferred and attached Warrants into which Company Series B Preferred Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time. At the Closing, Parent shall deliver to the Transfer Agent certificates evidencing the number of shares of Series B Preferred and attached Warrants to which that Stockholder is entitled under Section 2.5, together with the cash payment applicable thereto. The Company will cause to be delivered such transmittal letters, documents and instruments as Parent or Parent's transfer agent may reasonably request, each in form reasonably acceptable to Parent or such transfer agent. Parent shall also deliver to the Transfer Agent certificates evidencing the number of shares of Series C Preferred and attached Warrants to be issued pursuant to section 2.5(ii) above with respect to any shares of Company Series B Preferred Stock outstanding on the Effective Date."

          (b) The parties agree that, at the Effective Time, the Option dated October 14, 1998 for the purchase of Class A Common Stock of AMVC held by FMC (the "FMC Option") shall be exchanged for an Option (the "Key Option"), with an identical term and an aggregate exercise price of $2.52 million, to receive 210,000 shares of Key's Series B Convertible Preferred Stock, par value $10 per share (the "Key Series B Shares"), with an attached redeemable Warrant to purchase 52,500 shares of Key's Common Stock at an exercise price of $15.00 per share (the "Key Series B Warrants"). The Key Series B Shares and the attached Warrants shall be in the forms attached as Exhibits 2.5A and 2.5B, respectively, to the Merger Agreement.

          2.  Representations and Warranties.

          (a) FMC represents and warrants to the other parties hereto as follows:

          (i) FMC is the record and beneficial owner of, and has good and marketable title to, the Company Series B Preferred Stock. FMC has the sole right to vote, and the sole power of disposition with respect to, the Company Series B Preferred Stock, and none of the Company Series B Preferred Stock is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Company Series B Preferred Stock, except as contemplated by the Series B Preferred Stock Purchase Agreement dated as of October 14, 1998 (the "Series B Purchase Agreement") between AMVC and FMC and by this Agreement.

          (ii) This Agreement has been duly authorized, executed and delivered by FMC. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding agreement of FMC enforceable against FMC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by FMC does not and will not conflict with any agreement, order or other instrument binding upon FMC, nor require FMC to make or obtain any regulatory filing or approval other than filings, if any, required pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b)  Key represents and warrants to FMC as follows:

          (i) This Agreement has been duly authorized, executed and delivered by Key and Sub. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding agreement of Key and Sub enforceable against Key and Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by Key and Sub does not and will not conflict with any agreement, order or other instrument binding upon Key or Sub, nor require Key or Sub to make or obtain any regulatory filing or approval other than filings, if any, required pursuant to the Exchange Act.

          (ii) The representations and warranties of Key contained in Article 4 of the Merger Agreement are true and correct in all respects as of the date hereof and will be true and correct as of the Effective Time as if made at the Effective Time. Key has delivered a true and correct copy of the Parent Disclosure Letter to FMC.

          (iii) Since September 30, 1999, there has not been a material adverse change in the business, operations, properties, assets or condition of Key and its subsidiaries (taken as a whole).

          (iv) The Key Series C Convertible Preferred Stock, par value $20 per share, to be issued to the holder of the Company Series B Preferred Stock pursuant to the Merger (the "Key Series C Shares" and, together with the Key Series B Shares, the "Key Preferred Shares"), the Warrants to purchase Common Stock of Key attached to the Key Series C Shares (the "Key Series C Warrants" and, together with the Key Series B Warrants, the "Key Warrants"), the Key Option, the Key Series B Shares and the Key Series B Warrants will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The shares of Common Stock of Key issuable upon conversion of the Key Preferred Shares or exercise of the Key Warrants (the "Underlying Shares") have been duly and validly authorized and, upon conversion of the Key Preferred Shares or exercise of the Key Warrants, will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the Effective Time, the Key Series B Preferred Shares, the Key Warrants and the Underlying Shares shall have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and freely tradeable in the hands of FMC. As of the Effective Time, the Underlying Shares shall have been authorized for listing on the Nasdaq National Market.

          (v) The Board of Directors of Key in approving this Agreement and the provisions contained herein has taken all action necessary or advisable to render the restrictions contained in any "fair price," "business combination," "control share acquisition," "super-majority voting" statute or other similar anti-takeover statute or regulation or provision of Key's charter or by-laws that may be applicable to FMC's right to receive Key securities at the Effective Time, and such restrictions are, inapplicable to this Agreement, the provisions contained herein and the transactions contemplated hereby.

          (vi) The Board of Directors of Key will not declare FMC to be an Adverse Person under that certain Rights Agreement, dated as of June 20, 1998 (the "Rights Agreement"), between Key and ChaseMellon Shareholder Services, L.L.C., as rights agent, nor shall a Distribution Date or the separation of the Rights occur thereunder, as a result of the execution or delivery of this Agreement, the public announcement of any such execution and delivery or the performance or agreement by Key of its obligations and covenants contained in this Agreement.

          (c)  AMVC represents and warrants to FMC as follows:

          (i) This Agreement has been duly authorized, executed and delivered by AMVC. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding agreement of AMVC enforceable against AMVC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by AMVC does not and will not conflict with any agreement, order or other instrument binding upon AMVC, nor require AMVC to make or obtain any regulatory filing or approval other than filings, if any, required pursuant to the Exchange Act.

          3. Other Covenants of FMC, Key and AMVC. (a) Until the termination of this Agreement in accordance with Section 7, FMC agrees and, with respect to,
(ii) and (iii) below, AMVC agrees as follows:

          (i) At the AMVC Shareholders Meeting (including any adjournment or postponement thereof), FMC shall vote (or cause to be voted) any AMVC voting securities it may hold in favor of the Merger Agreement.

          (ii) At the Effective Time, the Series B Purchase Agreement (except for Section 8.4 thereof which shall survive indefinitely) and the Registration Rights Agreement dated as of October 14, 1998 between AMVC and FMC shall terminate and be of no further force or effect.

          (iii) At the Effective Time, the Representative Agreement dated as of October 14, 1998 (the "Representative Agreement") between AMVC and FMC shall terminate and be of no further force or effect.

          (b)  Key agrees as follows:

          (i) Key will cause the Key Series B Preferred Shares, the Key Warrants and the Underlying Shares to be registered under the Securities Act and freely tradeable in the hands of FMC. Key shall cause the Underlying Shares to be authorized for listing on the

     Nasdaq National Market. Key shall, at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Key Preferred Shares and the exercise of the Key Warrants.

          (ii) The Board of Directors of Key shall take all action necessary or advisable to render the restrictions contained in (A) any "fair price," "business combination," "control share acquisition," "super-majority voting" statute or other similar antitakeover statute or regulation or provision of Key's charter or by-laws or (B) the Rights Agreement inapplicable to this Agreement, the provisions contained herein and the transactions contemplated hereby. Key shall not take any action to impede or otherwise frustrate this Agreement, the provisions contained herein and the transactions contemplated hereby or to any subsequent transactions by FMC involving Common Stock of Key.

          4. Release And Waiver. Each of Key and AMVC, for itself and its subsidiaries, predecessors, successors and assigns, and for each of its and their respective directors, officers, employees, managers, agents, shareholders and attorneys acting as such (collectively, the "Releasing Persons"), does hereby forever and unconditionally release, acquit and discharge FMC and its subsidiaries, stockholders, affiliates, directors, officers, employees, agents, attorneys and consultants, and the predecessors, successors and assigns of each of them (collectively, the "Released Persons"), and FMC for itself and all such persons releases Key and AMVC and all such persons from any and all claims, controversies, covenants, representations, warranties, demands, promises, contracts, agreements, causes of action, suits, liabilities, obligations, debts or other responsibility of whatever kind or nature, whether known or unknown, whether in law or in equity, which the Releasing Persons ever had, now have or may have against any Released Person for any matter, thing, event, action or omission which in any way, directly or indirectly, relates to or arises out of or is connected to (i) the Merger Agreement, the Company Series B Preferred Stock or the Representative Agreement (including the provisions of Section 2(8) thereof), (ii) any act or omission by any representative of FMC (including Rod Larson, Babette Gozum and Marc T. Giles) in respect of matters pertaining to AMVC or (iii) the operation of the businesses operated by AMVC, or any other acts, facts, omissions, transactions, occurrences or other subject matters relating thereto, arising therefrom or in connection therewith; provided, however, that nothing contained herein shall release any obligation created under this Agreement or claim to enforce it.

          5. Indemnification. Key agrees to pay, perform and discharge and indemnify and hold harmless each FMC Group Member from and against any and all Expenses incurred by such FMC Group Member in connection with or arising from:
(i) any claim, action, suit or proceeding made by stockholders or former stockholders of AMVC in their capacities as such or putatively on behalf of AMVC, in each case relating to or arising out of the Merger Agreement, this Agreement or any of the transactions contemplated thereby or hereby or (ii) any inaccuracy in or breach of any of the representations or warranties made by Key herein or any breach by Key of its covenants or agreements contained herein, including all efforts taken by FMC to collect payments due it under this Section
5. For purposes of this Agreement, "FMC Group Member" means FMC, its subsidiaries and its and their respective directors, officers, employees, agents, attorneys and consultants. "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding (including expenses relating to settlement costs, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals) and, in addition to the foregoing, shall include settlement costs, but only if Key shall have consented to pay such settlement costs on the basis that such settlement costs may decrease the total indemnification liability hereunder, which consent shall not be unreasonably withheld.

          6. Termination. The obligations of the parties hereunder shall terminate upon the termination of the Merger Agreement for any reason, except for Sections 4 and 5 hereof which shall survive any termination of obligations hereunder indefinitely. In addition, FMC shall have the right to terminate its obligations hereunder if (a) a material Breach of any provision of this Agreement has been committed by any other party hereto, and in any such case such Breach has not been waived by FMC or is not cured by such other party hereto within ten days following receipt of notice of the Breach, (b) the Merger Agreement shall have been amended without the prior written approval of FMC or any provision in the Merger Agreement shall have been waived by AMVC without the prior written approval of FMC or (c) if the Merger is enjoined by the order of any court of competent jurisdiction if such order remains in effect for a period of 30 or more calendar days; provided, however, that, notwithstanding clause
(b), the Merger Agreement may be amended without the consent of FMC to increase the consideration being paid to holders of AMVC Common Stock in the Merger so long as there is a proportionate increase to the consideration being paid with respect to the Company Series B Preferred Stock and in exchange for the FMC Option.

          7. Further Assurances. The parties hereto will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          8. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of any party hereto who is an individual, such as an executor or heir) shall be bound by the terms hereof, and the parties hereto shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

          9. Remedies. Each of the parties hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the other parties irreparable harm. Accordingly, each of the parties hereto agrees that in the event of any breach or threatened breach of this Agreement, the other parties, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

          10. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

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

          11. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by all of the parties hereto.

          12. Governing Law. This Agreement shall be governed by, and construed in accordance in accordance with, the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          13. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

          14. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          15. No limitation on Actions of Marc T. Giles as Director. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require Marc T. Giles to take or in any way limit any action that Marc T. Giles may take to discharge his fiduciary duties as a director of AMVC.

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

          IN WITNESS WHEREOF, FMC, Key, Sub and AMVC have caused this Agreement to be duly executed as of the date first written above.


                                             FMC CORPORATION

                                             By:  /s/ Charles H. Cannon, Jr.
                                                --------------------------------

                                             Name: Charles H. Cannon, Jr.

                                             Title: Vice President


                                             KEY TECHNOLOGY, INC.

                                             By:  /s/ Thomas C. Madsen
                                                --------------------------------

                                             Name: Thomas C. Madsen

                                             Title: President and CEO


                                             KTC ACQUISITION CORP.

                                             By:  /s/ Thomas C. Madsen
                                                --------------------------------

                                             Name:  Thomas C. Madsen

                                             Title: President


                                             ADVANCED MACHINE VISION
                                               CORPORATION

                                             By:  /s/  William J. Young
                                                --------------------------------

                                             Name: William J. Young

                                             Title: Chairman, President and CEO

                          CERTIFICATE OF DESIGNATION
                     SERIES C CONVERTIBLE PREFERRED STOCK

                              KEY TECHNOLOGY, INC.


          Key Technology, Inc., an Oregon corporation (the "Corporation"), certifies that pursuant to the authority contained in Article II of its Restated Articles of Incorporation, and in accordance with the provisions of Section
60.134 of the Oregon Revised Statutes, its Board of Directors has adopted the following resolution creating a series of its $.0001 par Preferred Stock:

          RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of Series C Convertible Preferred Stock of the Corporation and hereby designates, pursuant to Section 60.134 of the Oregon Revised Statutes, the rights, preferences, privileges, restrictions and other matters relating to such Series C Preferred Stock as follows.

     1.   Designation and Amount.

          One Hundred Nineteen Thousand, One Hundred Six (119,106) shares of the Corporation's authorized Preferred Stock are hereby designated as the Series C Convertible Preferred Stock (the "Series C Preferred Stock").

     2.   Dividends.

          No dividends shall be declared and set aside for any shares of the Series C Preferred Stock except in the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock of the Corporation, in which event the holders of the Series C Preferred Stock shall be entitled to the amount of dividends per share of Series C Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which each share of Series C Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof (such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

     3.   Liquidation, Dissolution or Winding Up

          3.1 Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Series C Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes (whether such assets are capital, surplus or earnings) before any sums shall be paid or any assets distributed among the holders of Common Stock, an amount equal to $20 per share of Series C Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon, if any, computed up to and including the date full payment shall be tendered to the holders of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up.

          If the assets of the Corporation shall be insufficient to permit the payment in full to holders of the Series C Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series C Preferred Stock.

          3.2 Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

     4.   Voting Power.

          Except as otherwise required by law, each holder of Series C Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of votes that would be accorded to the largest number of whole shares of Common Stock into which such holder's shares of Series C Preferred Stock could be converted, pursuant to the provisions of
Section 5 of this Certificate, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of shares of Series C Preferred Stock and Common Stock shall be entitled to vote together as a single class on all matters. The holders of Series C Preferred Stock shall not be entitled to vote as a separate class or voting group on any plan of merger.

     5.   Conversion Rights.

          The holders of the Series C Preferred Stock shall have the following conversion rights:

          5.1 General. Subject to and in compliance with the provisions of this Section 5, any shares of Series C Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock. The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the appropriate Applicable Conversion Rate (determined as provided in Sections 5.3, 5.4 and 5.5) by the number of shares of Series C Preferred Stock being converted.

          5.2  Mandatory Conversion.

               (a) Conversion Upon Merger, Consolidation, Share Exchange or Sale of Assets.

                    All the outstanding shares of Series C Preferred Stock shall, at the option of the Corporation and upon written notice to the holders thereof given not less than 30 days prior to the closing of a merger or consolidation of the Corporation with or into another Corporation, share exchange or the sale of all or substantially all of the Corporation's assets to any other person, be converted, effective upon such closing, into the number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion pursuant to Section 5.1, unless redeemed by the holder as provided herein. For purposes of the preceding sentence, a merger, consolidation or share exchange shall only be deemed to occur if, after giving effect to such merger, consolidation or share exchange, the holders of the Corporation's outstanding capital stock (determined on a fully diluted basis) immediately prior to the merger, consolidation or share exchange, will cease to own immediately following the merger, consolidation or share exchange the Corporation's (or the surviving corporation's) outstanding capital stock (on a fully diluted basis) representing at lest 50% of the equity value of the Corporation (or the surviving corporation) as reasonably determined by the Corporation's board of directors. Such conversion shall occur automatically on the effective date of such event without any further action by such holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock, except that any holder may elect to have such holder's Series C shares redeemed at the liquidation value by sending a notice of redemption to the Corporation at any time prior to the expiration of the 30 day notice. Nothing in this Section 5.2, however, shall limit or in any way restrict the rights of the holders of shares of Series C Preferred Stock to convert such shares into shares of Common Stock at any time pursuant to Section 5.1 immediately above. Notwithstanding any other provision of this subparagraph, the occurrence of a merger or consolidation of the Corporation with or into another corporation, share exchange or the sale of all or substantially all of the Corporation's assets to any other person, shall not be considered a liquidation, dissolution or winding up of the Corporation under
Section 3 of this Certificate.

               (b)  Surrender of Certificates.

                    Upon the occurrence of a conversion specified in this
Section 5.2, the holders of such Series C Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, the Corporation or its transfer agent shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Series C Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series C Preferred Stock being converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

          5.3 Series C Applicable Conversion Rate. The conversion rate for each share of the Series C Preferred Stock in effect at any time (the "Series C Applicable Conversion Rate") shall be the quotient obtained by dividing $20 by the Applicable Conversion Value, calculated as provided in Section 5.4.

          5.4 Applicable Conversion Value. The Applicable Conversion Value shall be $12 for the Series C Preferred Stock, except that such amount shall be adjusted from time to time in accordance with this Section 5.

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               5.5  Adjustments to Applicable Conversion Value.  Upon the
happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

               "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock or (iii) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               5.6 Dividends. In the event the Corporation shall make, issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in assets, then and in each such event provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon the number of securities or such other assets of the Corporation that they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5.9, retained such securities or such other assets during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of Series C Preferred Stock.

               5.7 Recapitalization or Reclassification. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than a reorganization, merger, consolidation or sale of assets), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

               5.8 Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation will furnish each holder of Series C Preferred Stock with a certificate showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

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

          5.9 Exercise of Conversion Privilege. To exercise a conversion privilege, a holder of Series C Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at the office that such holder elects to convert such shares. The certificate or certificates for shares of Series C Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series C Preferred Stock being converted, is the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series C Preferred Stock being converted (i) such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series C Preferred Stock in accordance with the provisions of this Section 5, (ii) cash in the amount of all accrued and unpaid dividends on such shares of Series C Preferred Stock, if any, computed up to and including the Conversion Date and (iii) cash, as provided in Section 5.10 in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series C Preferred Stock shall cease and the person or person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

         5.10 Cash in Lieu of Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of shares of Series C Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series C Preferred Stock, the Corporation shall pay to the holder of the shares of Series C Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series C Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series C Preferred Stock being converted.

         5.11 Partial Conversion. In the event some but not all of the shares of Series C Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to the holder a new certificate representing the number of shares of Series C Preferred Stock that were not converted.

         5.12 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate

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

action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     6.   Redemption Rights

          6.1  Mandatory Redemption.  Except as otherwise provided in this
Section 6, on the fifth anniversary of the first date on which shares of Series C Preferred Stock are issued (the "Mandatory Redemption Date"), the Corporation shall redeem, out of funds legally available therefor, all outstanding shares of Series C Preferred Stock, by paying therefor $20 per share, plus an amount equal to any declared and unpaid dividends, if any, to such date, in cash (the "Redemption Value").

          6.2 Notice of Redemption. Notice of any redemption of shares of Series C Preferred Stock pursuant to Section 6.1 shall be given by notice to the registered holders of the Series C Preferred Stock not less than 30, nor more than 60 days prior to the date fixed for redemption (a "Redemption Notice"), to each holder of Series C Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of Series C Preferred Stock, the Board of Directors may fix a record date for the determination of Series C Preferred Stock to be redeemed, or may cause the transfer books of the Corporation for the Series C Preferred Stock to be closed, not more than 60 days or less than 30 days prior to the date fixed for such redemption. At any time prior to the expiration of the Redemption Notice, any holder of the Series C shares may exercise the conversion rights pursuant to the provisions of Section 5.9 above.

          6.3 Cancellation of Series C Preferred Stock. Notice of Redemption having been given as aforesaid in respect of shares of Series C Preferred Stock to be redeemed pursuant to Section 6.1, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of Series C Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the $20 per share redemption price therefor, plus all accumulated and unpaid dividends (whether or not earned or declared) to the date of redemption.

     7.   Put Right

          7.1 The Put. The Corporation hereby irrevocably grants and issues to each holder of Series C Preferred Stock the right to require the Corporation to purchase at any time (hereinafter referred to as the "Put") any or all of such Series C Preferred Stock at the Redemption Value.

          7.2 Exercise of Put. The holders of Series C Preferred Stock may exercise the Put any time after the Issue Date (the "Exercise Period"). Any holder of Series C Preferred Stock may exercise the Put during the Exercise Period by delivery of a written notice to the Corporation specifying the number of Series C Preferred Stock as to which the Put is being exercised, together with delivery of one or more certificates representing the number of Series C shares as to which

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

the Put is being exercised, duly endorsed in blank by the holders of Series C Preferred Stock or having attached thereto a stock power duly executed by the holder of Series C Preferred Stock in proper form for transfer.

          7.3 Payment and Delivery of Series C Preferred Stock. The Corporation shall, within 20 calendar days of the receipt of notice from a holder of Series C Preferred Stock of its exercise of the Put, pay to such holder of Series C Preferred Stock in cash or by check, the Redemption Value for each share of Series C Preferred Stock as to which such holder of Series C Preferred Stock has exercised the Put. Any residual Series C shares represented by the certificates surrendered but not included within the Put will be issued in the name of the holder by the Corporation.

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